Exhibit 3.1
GMAC LLC
Certificate of Formation of GMAC LLC
This Certificate of Formation of GMAC LLC (the “LLC”), dated July 20, 2006, has been duly executed and is being filed by Cathy L. Quenneville, as an authorized person of the LLC, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST.	The name of the limited liability company formed hereby is GMAC LLC.

SECOND.	The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.	The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.
/s/ Cathy L. Quenneville

Cathy L. Quenneville
Authorized Person